Exhibit 10.39

Summary of Compensation Arrangements With Executive Officers of the Company

I.                                         Named Executive Officer Compensation.                       On December 8, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Waddell & Reed Financial, Inc. (the “Company”) approved the annual base salaries (effective as of January 1, 2006) of the Company’s executive officers.  The following table sets forth the annual base salaries of the Company’s Chief Executive Officer and the next four most highly compensated officers (collectively, the “Named Executive Officers”) for 2006:

Named Executive Officer	Salary

Henry J. Herrmann Chief Executive Officer	$800,000

Michael L. Avery Senior Vice President and Chief Investment Officer	$425,000

Thomas W. Butch Senior Vice President and Chief Marketing Officer	$400,000

Michael D. Strohm Senior Vice President and Chief Operations Officer	$350,000

John E. Sundeen, Jr. Senior Vice President and Chief Administrative Officer – Investments	$350,000

The Company has adopted a supplemental executive retirement plan (the “SERP”) pursuant to which participants’ accounts are credits with (1) an amount equal to 4% of his or her base salary, less the amount of the maximum employer matching contribution allowable that can be made on the participant’s behalf under the Company’s 401(k) plan, and (2) a non-formula award, as determined by the Committee in its discretion.   For 2005, the Committee designated Mr. Herrmann as a participant of the SERP and awarded him a non-formula award of $300,000 on December 8, 2005.  None of the other Named Executive Officers were eligible to participate in the SERP for 2005.

II.                                     2005 Executive Incentive Awards.             Pursuant to the Company’s 2003 Executive Incentive Plan, as amended and restated (the “EIP”), eligible participants may receive (1) an annual incentive award of cash, and (2) an annual incentive award of restricted stock, both based upon the annual financial performance of the Company.

A.                                   Cash Awards.  On December 8, 2005, the Committee authorized the payment of annual cash incentive (i.e., bonus) awards based on the Company’s financial performance for the year ended December 31, 2005 to executive officers participating in the EIP, which included Messrs. Herrmann, Butch, Strohm and Sundeen.  These annual incentive awards were determined based on performance goals established in March 2005.  As permitted by the EIP, the Committee exercised its discretion to reduce the amount of the cash awards payable to Messrs. Herrmann, Butch, Strohm and Sundeen, but in accordance with the EIP, the reductions did not increase the award amounts for any other participant.   Mr. Avery did not participate in the EIP for 2005.  The following table sets forth the annual cash incentive awards to the Named Executive Officers for 2005 performance:

Named Executive Officer	Cash Award

Henry J. Herrmann Chief Executive Officer	$1,200,000

Michael L. Avery Senior Vice President and Chief Investment Officer	$500,000

Thomas W. Butch Senior Vice President and Chief Marketing Officer	$400,000

Michael D. Strohm Senior Vice President and Chief Operations Officer	$400,000

John E. Sundeen, Jr. Senior Vice President and Chief Administrative Officer – Investments	$350,000

Pursuant to the Company 1998 Executive Stock Award Plan, as amended and restated, eligible executives may annually convert all or a portion of their annual cash incentive award into restricted stock of the Company.  Additionally, the Compensation Committee may, in its sole discretion, direct that all or a portion of the cash incentive award payments payable under the EIP be paid in restricted stock.  Pursuant to such discretion, the Committee directed that 10% of the above referenced cash incentive awards for Messrs. Butch, Strohm and Sundeen be paid in restricted stock on April 3, 2006.  Awards granted pursuant to an executive’s election or the Committee’s discretion are granted in accordance with the form of restricted stock agreement filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

B.                                     Restricted Stock Awards.  On December 8, 2005, the Committee authorized the payment of the annual incentive awards of restricted stock based on the Company’s financial performance for the year ended December 31, 2005 to executive officers participating in the EIP, which included Messrs. Herrmann, Butch, Strohm and

Sundeen.  These annual incentive awards were determined based on performance goals established in March 2005.  As permitted by the EIP, the Committee exercised its discretion to reduce the amount of the restricted stock awards payable to Messrs. Herrmann, Butch, Strohm and Sundeen, but in accordance with the EIP, the reductions did not increase the restricted stock award amounts for any other participant.   As stated above, Mr. Avery did not participate in the EIP for 2005; the Committee approved Mr. Avery’s award of restricted stock on February 22, 2006.  The following table sets forth the annual restricted stock awards to the Named Executive Officers for 2005 performance:

Named Executive Officer	Restricted Stock Award

Henry J. Herrmann Chief Executive Officer	100,000 shares

Michael L. Avery Senior Vice President and Chief Investment Officer	30,000 shares

Thomas W. Butch Senior Vice President and Chief Marketing Officer	30,000 shares

Michael D. Strohm Senior Vice President and Chief Operations Officer	25,000 shares

John E. Sundeen, Jr. Senior Vice President and Chief Administrative Officer - Investments	25,000 shares

These shares will be granted on April 3, 2006 pursuant to the Company 1998 Stock Incentive Plan, as amended and restated, in accordance with the form of restricted stock agreement filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.